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                                                                Exhibit 23.8



                                  May 12, 1997



First USA, Inc.
1601 Elm Street
47th Floor
Dallas, Texas 75201

Dear Sirs:

        We hereby consent to the use of our opinion letter to the Board of Directors of First USA, Inc. included as appendix C to the Joint Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of First USA, Inc. with BANC ONE CORPORATION, and to the references to such opinion in such Joint Proxy Statement-Prospectus under the captions "Summary - Opinion of First USA's Financial Advisor," "The Merger - Background of the Merger," "The Merger - Reasons for the Merger - Recommendation of the First USA Board and Reasons for the Merger" and "The Merger - Fairness Opinions of Financial Advisors - First USA." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                MERRILL LYNCH, PIERCE, FENNER & SMITH
                                             INCORPORATED



                                By: /s/ Edward V. Blanchard
                                    -------------------------
                                    Edward V. Blanchard
                                    Managing Director